EXPRESS SCRIPTS, INC.

Unaudited Consolidated Statement of Operations
(in thousands, except per share data)

	Three months ended March 31,
	2003	2002

Revenues	$3,223,981	$2,551,022
Cost of revenues	3,014,368	2,376,365

Gross profit (1)	209,613	174,657
Selling, general and administrative (1)	101,786	96,387

Operating income	107,827	78,270

Other (expense) income :
Undistributed loss from joint venture	(1,539)	(1,037)
Interest income	868	1,060
Interest expense	(10,702)	(8,128)

	(11,373)	(8,105)

Income before income taxes	96,454	70,165
Provision for income taxes	36,805	26,196

Income before change in accounting principle	59,649	43,969
Cumulative effect of change in accounting principle,	(1,028)	-
net of taxes

Net income	$58,621	$43,969

Basic earnings per share :
Before cumulative change in accounting principle	$0.77	0.57
Cumulative effect of change in accounting principle	(0.01)	-

Net income	$0.76	$0.57

Weighted average number of common shares
outstanding during the period - basic	77,547	77,686

Diluted earnings per share :
Before cumulative change in accounting principle	$0.75	$0.55
Cumulative effect of change in accounting principle	(0.01)	-

Net income	$0.74	$0.55

Weighted average number of common shares
outstanding during the period - diluted	79,075	79,575

EBITDA (2)	$120,990	$106,423

See Notes to Unaudited Consolidated Statement of Operations

EXPRESS SCRIPTS, INC.

Notes to Unaudited Consolidated Statement of Operations
(in thousands)

General

During 2002, we early adopted EITF No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor.” EITF 02-16 requires any consideration received from a vendor to be characterized as a reduction of cost of revenues. Therefore, revenues for the three months ended March 31, 2002 have been reduced by $198,048. Cost of revenues have been reduced by the same amount. These amounts represent the gross amount of rebates and administrative fees received from pharmaceutical manufacturers for collecting, processing and reporting drug utilization data, for monitoring formulary compliance, and for calculating and distributing rebates to those of our clients for whom our PBM services includes the claim processing function. Our client’s portion, a majority of such amounts, will continue to be classified as a reduction of revenues. Our consolidated gross profit was not impacted as a result of this adoption.

(1)   Includes depreciation and amortization expense of:

	3 months ended March 31,
	2003	2002
Gross profit	$5,146	$6,182
Selling, general and administrative	$8,017	$21,971

(2)   The following is a reconciliation of EBITDA to net cash provided by operating activities as the Company believes it is the most directly comparable measure calculated under Generally Accepted Accounting Principles:

	3 months ended March 31,
	2003	2002

Operating income	$107,827	$78,270
Depreciation and amortization	13,163	28,153 *

EBITDA	120,990	106,423
Current income taxes	(30,850)	(22,121)
Interest expense less amortization	(9,116)	(6,579)
Undistributed loss from joint venture	(1,539)	(1,037)
Other adjustments to reconcile net income
to net cash provided by operating activities	14,951	(51,887)

Net cash provided by operating activities	$94,436	$24,799

* Includes additional depreciation of approximately $14,000 resulting from shortening estimated useful lives on certain assets associated with legacy information systems.

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

EXPRESS SCRIPTS, INC.

Unaudited Consolidated Balance Sheet
(in thousands)

	March 31, 2003	December 31, 2002

ASSETS
Current assets
Cash and cash equivalents	$256,541	$190,654
Receivables, net	1,020,219	988,544
Inventories	197,251	160,483
Other current assets	67,062	54,140

Total current assets	1,541,073	1,393,821
Property and equipment, net	170,011	168,973
Goodwill, net	1,379,489	1,378,436
Other intangible assets, net	247,506	251,111
Other assets	16,208	14,651

Total assets	$3,354,287	$3,206,992

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Claims and rebate payable	$1,231,241	$1,084,906
Other current liabilities	409,779	455,601
Current maturities of long term debt	0	3,250

Total current liabilities	1,641,020	1,543,757
Long-term debt	540,729	562,556
Other long-term liabilities	104,259	97,824

Total liabilities	2,286,008	2,204,137
Total stockholders' equity	1,068,279	1,002,855

Total liabilities and stockholders' equity	$3,354,287	$3,206,992

EXPRESS SCRIPTS, INC.

Unaudited Condensed Consolidated Statement of Cash Flows
(in thousands)

	3 months ended March 31,
	2003	2002

Cash flow from operating activities:
Net income	$58,621	$43,969
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	13,163	28,153
Other	22,652	(47,323)

Net cash provided by operating activities	94,436	24,799

Cash flows from investing and financing
activities:
Purchases of property and equipment	(9,195)	(9,262)
Acquisitions and joint venture	2,804	(32,934)
Treasury stock acquired	-	(13,598)
Repayment of long-term debt	(25,000)	-
Other	2,842	11,964

Net cash used in investing and
financing activities	(28,549)	(43,830)

Net increase (decrease) in cash and
cash equivalents	65,887	(19,031)
Cash and cash equivalents at beginning
of period	190,654	177,715

Cash and cash equivalents at end
of period	$256,541	$158,684